EXHIBIT 10.3
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                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement"), effective as of the date (the "Effective Date") which is the Effective Date (as defined in the Plan of Reorganization of SpectraSite Holdings, Inc. under Chapter 11 of the Bankruptcy Code, as confirmed by an order entered on January 28, 2003 by the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division, as it may be amended from time to time (the "Reorganization Plan")), is entered into by and among SpectraSite, Inc., a Delaware corporation (the "Company"), SpectraSite Communications, Inc., a Delaware corporation ("Communications") and Timothy G. Biltz (the "Executive").


                              W I T N E S S E T H:

         WHEREAS, the Company and Communications desire to induce the Executive to continue in the employ of the Company (including providing services to Communications) for the period provided in this Agreement, and the Executive is willing to accept such employment on a full-time basis, all in accordance with the terms and conditions set forth below;


         WHEREAS, the parties hereto desire that this Agreement supersede and replace any existing employment or similar agreement between or among Executive and the Company and/or Communications including, but not limited to, the Employment Agreement between the Executive and Communications, dated as of January 1, 2001 (the "Old Agreement");


         NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

         1.       EMPLOYMENT.

                  (a) The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment with the Company, beginning on the Effective Date and continuing for the period set forth in
Section 2 hereof, all upon the terms and conditions hereinafter set forth.

                  (b) The Executive affirms and represents that as of the Effective Date, he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Executive's acceptance of employment hereunder with the Company, the employment of the Executive by the Company, or the Executive's undertakings under this Agreement.

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         2.       TERM OF EMPLOYMENT.

                  (a) Unless earlier terminated as provided in this Agreement, the term of the Executive's employment under this Agreement shall be for a period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the "Initial Term").

                  (b) The term of the Executive's employment under this Agreement shall be automatically renewed for additional one-year terms (each a "Renewal Term"), unless earlier terminated as provided in this Agreement, upon the expiration of the Initial Term or any Renewal Term unless the Company or the Executive delivers to the other, at least six months prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice specifying that the term of the Executive's employment will not be renewed at the end of the Initial Term or such Renewal Term, as the case may be. The Initial Term together with any Renewal Terms shall hereinafter be referred to as the "Employment Term."

         3. DUTIES. The Executive shall be employed as the Chief Operating Officer of the Company, shall faithfully and competently perform such duties as inhere in such position and as are specified in the By-laws of the Company and shall also perform and discharge such other executive employment duties and responsibilities as the Chief Executive Officer of the Company shall from time to time determine. The parties acknowledge that the Executive, in the course of his duties to the Company, shall perform services for and on behalf of Communications. The Executive shall perform his duties principally at the offices of the Company in Cary, North Carolina, with such travel to such other locations from time to time as the Chief Executive Officer of the Company may reasonably prescribe. Except as may otherwise be approved in advance by the Chief Executive Officer of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full business time throughout the Employment Term to the services required of him hereunder. The Executive shall render his business services exclusively to the Company and its subsidiaries during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position. Nothing contained in this Section 3 shall preclude the Executive from performing services for charitable or not-for-profit community organizations, provided that such activities do not interfere with the Executive's performance of his duties and responsibilities under this Agreement.

         4.       SALARY; BONUSES; SPECIAL BONUSES.

                  (a) SALARY. As compensation for the performance by the Executive of the services to be performed by the Executive hereunder during the Employment Term, the Company shall pay the Executive a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000) (said amount, together with any increases thereto as may be determined from time to time by the Board of Directors of the Company in its sole discretion, being hereinafter referred to as "Salary"). Any Salary

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payable hereunder shall be paid in regular intervals in accordance with the
Company's payroll practices from time to time in effect.

                  (b) BONUS. The Executive shall receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term if the Company attains a percentage of a target for its earnings before interest, taxes, depreciation and amortization ("EBITDA") in respect of such fiscal year (the "EBITDA Target"). The EBITDA Target for each fiscal year and the percentage of such EBITDA Target required to be attained for the Executive to qualify for a bonus in respect of such fiscal year shall be established by the Board of Directors of the Company and communicated to the Executive in writing not later than ninety (90) days after the beginning of such fiscal year; provided, however, that if the Company attains the EBITDA Target in respect of any fiscal year occurring during the Employment Term, the Executive shall receive bonus compensation from the Company in respect of such fiscal year in an amount not less than the Executive's highest annual rate of Salary at any time during such fiscal year.

         5.       OTHER BENEFITS; COMPANY STOCK.

                  (a) GENERAL. During the Employment Term, the Executive shall:

                           (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                           (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                           (iii) be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, provided that such number of paid vacation days in each calendar year shall not be less than twenty work days (four calendar weeks); the Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers;

                           (iv) receive an option to purchase 486,111 shares of the Company's common stock consistent with Exhibits B and C to the Reorganization Plan, to be granted pursuant to an agreement substantially in the form of the Stock Option Agreement - Form A, attached as Exhibit A to this Agreement;

                           (v) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

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                           (vi)     be entitled to reimbursement for all
         reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's normal policies from time to time in effect (including, without limitation, relocation expenses).

         6. CONFIDENTIAL INFORMATION. The Executive hereby covenants, agrees and acknowledges as follows:

                  (a) The Executive has and will have access to, and will participate in the development of, or be acquainted with, confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or "affiliates" (as defined below) of the Company (collectively with the Company, the "Companies") including but not limited to (i) customer lists; claims histories, adjustments and settlements and related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals;
(ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations; (iii) confidential or non-public information relating to business operations and strategic plans of third parties with which the Companies have or may be assessing commercial arrangements, including, without limitation, site build and deployment plans and schedules, search ring and site locations or potential locations, actual or projected wireless system subscribers and capital expenditures and operating cost information ("Third Party Information"); and
(iv) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described herein above (including Third Party Information) in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information," provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Executive), (y) that the Executive receives on a nonconfidential basis from a source (other than the Companies, or their representatives) or, in the case of Third Party Information, from a source (other than the Companies, the third parties to which such information relates or their respective representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies (or such third parties, in the case of Third Party Information) or (z) that was in the possession of the Executive prior to disclosure by the Companies (or such third parties, in the case of Third Party Information). Except as set forth in Section 10 hereof, for purposes of this Agreement, an "affiliate" of any entity shall mean any entity controlling, controlled by or under common control with such first entity.

                  (b) The Executive shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential

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Information in any way except as is in the best interests of the Companies in the performance of the Executive's duties under this Agreement. The Executive may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company at any third party's request for such information, which notice shall include the Executive's intent with respect to such request.

                  (c) The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach by the Executive (and the Executive hereby waives any requirement that any of the Companies provide a bond or other security in connection with the issuance of any such injunction); provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

                  (d) The Executive agrees that upon termination of his employment with the Company for any reason, the Executive shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

                  (e) The obligations of the Executive under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

                  (f) Without limiting the generality of Section 9 hereof, the Executive hereby expressly agrees that the foregoing provisions of this
Section 6 shall be binding upon the Executive's heirs, successors and legal representatives.

         7.       TERMINATION.

                  (a) The Executive's employment hereunder shall be terminated upon the occurrence of any of the following:

                           (i)      death of the Executive;

                           (ii) the Executive's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

                           (iii) the Company giving written notice, at any time, to the Executive that the Executive's employment is being terminated "for cause" (as defined below);

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                           (iv)     the Company giving written notice to the
         Executive that the Executive's employment is being terminated other than during the two-year period commencing with a "Change in Control" (as defined below) and other than pursuant to clause (i), (ii) or (iii) above;

                           (v) the Company giving written notice that the Executive's employment is being terminated during the two-year period commencing with a Change in Control other than pursuant to clause (i),
         (ii) or (iii) above;

                           (vi) the Executive resigning with "Good Reason" (as defined below) during the two-year period commencing with a Change in Control;

                           (vii) the Executive resigning without Good Reason during the 30-day period beginning on the first anniversary of a Change in Control; or

                           (viii) the Executive resigning for any reason whatsoever (whether by reason of retirement, resignation or otherwise), except as set forth in clause (vi) or (vii).

                  (b) The following actions, failures and events by or affecting the Executive shall constitute "cause" for termination within the meaning of clause (iii) above: (i) gross negligence by the Executive in the performance of, or the willful disregard by the Executive of, his obligations under this Agreement or otherwise relating to his employment, which gross negligence or willful disregard continues unremedied for a period of fifteen
(15) days after written notice thereof to the Executive; (ii) acts of dishonesty by the Executive that are materially detrimental to one or more of the Companies; (iii) the Executive's material breach of any confidentiality provision included in any agreement between the Executive and the Company or any of its subsidiaries; (iv) the Executive being convicted of, or pleading guilty or no contest to, a felony or other crime having as its predicate element fraud, dishonesty or misappropriation; or (v) failure by the Executive to obey the reasonable and lawful orders and policies of the Board of Directors of the Company that are material to and consistent with the terms of this Agreement, which failure continues unremedied for a period of fifteen (15) days after written notice thereof to the Executive (provided that in the case of clauses
(ii) or (iii) above, the Executive shall have received written notice of such proposed termination (which notice shall state the Sections of this Agreement pursuant to which such termination is being effected and a description of the facts supporting such termination, and a reasonable opportunity (together with the Executive's counsel) to discuss the matter with the Board of Directors of the Company, followed by a notice that the Board of Directors of the Company adheres to its position). For purposes of this definition, no act or failure to act by the Executive shall be considered "willful" unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company.

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                  (c)      "Good Reason" shall mean, on and after a Change in
Control, without the Executive's written consent, the occurrence of any of the following events:

                           (i)      (A) any change in the duties or
         responsibilities (including reporting responsibilities) of the Executive that is inconsistent in any material and adverse respect with the Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (i) or (B) a material and adverse change in the Executives' titles or offices with the Company as in effect immediately prior to such Change in Control;

                           (ii) a material reduction by the Company in the Executive's rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as in effect immediately prior to such Change in Control;

                           (iii) any requirement of the Company that the Executive be based anywhere more than thirty-five (35) miles from the office where the Executive is located at the time of such Change in Control, if such relocation increases the Executive's commute by more than twenty (20) miles; or

                           (iv) any failure of the Company to cause any successor entity to the Company in such Change of Control unconditionally to assume all of the obligations of the Company under this Agreement (except to the extent that such obligation would be assumed by operation of law) prior to the effectiveness of such Change in Control.

In addition, if (i) the Executive resigns prior to a Change in Control under circumstances that would have constituted a resignation by the Executive for Good Reason if such circumstances occurred following a Change in Control; (ii) such event constituting Good Reason for such resignation was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control or was otherwise in anticipation of a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) or such anticipated Change in Control does occur, then the date immediately prior to the date of such termination of employment shall be treated as a Change in Control and such termination shall be treated as by the Executive for Good Reason.

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                  (d)      Consequences of Termination.

                           (i) In the event that the Executive resigns pursuant to clause (vii) of Section 7(a) above or is terminated by the Company pursuant to clause (iv) of Section 7(a) above or the Executive's employment terminates pursuant to clause (i) or (ii) of
         Section 7(a) above, whether during the Initial Term or during any Renewal Term, then (i) during the twenty-four (24) month period beginning on the date of such termination, the Company shall pay to the Executive, as severance pay or liquidated damages or both, monthly payments equal to one-twelfth of (x) the rate per annum of his Salary at the time of such termination plus (y) either (A) if such termination occurs prior to the payment of the Executive's annual bonus in respect of the first fiscal year of the Company ending after the Effective Date, 100% of the Executive's highest annual rate of Salary at any time during such fiscal year, or (B) if such termination does not occur prior to such payment, the average annualized bonus the Executive was paid by the Company for the fiscal years during the term of this Agreement ending prior to the date of such termination (the amount described in clause (A) or (B), as applicable, the "Average Bonus"), provided, however, that no such payments shall be required from and after the time that the Executive fails to comply with his obligations under Section 10 below; and (ii) the Company shall continue to provide the Executive with all benefits provided to Executive immediately prior to such termination from the date of such termination until the earlier to occur of (x) the second anniversary of such termination or (y) as to any particular benefit, the date upon which the Executive becomes eligible to receive such benefit from another employer; provided, however, that if the provision of any such benefit by the Company would contravene any law or the terms of any employee benefit plan of the Company, or would result in the loss of a tax benefit to which the Company otherwise would be entitled, the Company shall pay to the Executive, on an after-tax basis (in respect of any benefit which would be non-taxable to the Executive if provided directly by the Company), sufficient cash to allow the Executive to purchase an equivalent benefit from other than the Company.

                           (ii) In the event that the Executive resigns pursuant to clause (vi) of Section 7(a) above or is terminated by the Company pursuant to clause (v) of Section 7(a) above, whether during the Initial Term or during any Renewal Term, then (i) during the thirty-six (36) month period beginning on the date of such termination, the Company shall pay to the Executive, as severance pay or liquidated damages or both, monthly payments equal to one-twelfth of (x) the rate per annum of his Salary at the time of such termination plus (y) the Average Bonus; and (ii) the Company shall continue to provide the Executive with all benefits provided to the Executive immediately prior to such termination from the date of such termination until the earlier to occur of (x) the third anniversary of such termination, or (y) as to any particular benefit, the date upon which the Executive becomes eligible to receive such benefit from another employer; provided, however, that if the provision of any such benefit by the

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         Company would contravene any law or the terms of any employee benefit plan of the Company, or would result in the loss of a tax benefit to which the Company otherwise would be entitled, the Company shall pay to the Executive, on an after-tax basis (in respect of any benefit which would be non-taxable to the Executive if provided directly by the Company), sufficient cash to allow the Executive to purchase an equivalent benefit from other than the Company.

                  (e) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in
Section 7(d) above, the Company (and its affiliates) shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature by reason of the Executive's cessation of employment, other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Executive pursuant to the terms of the Company's benefits plans.

                  (f) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

                  (g) For purposes of this Agreement, "Change in Control" means the occurrence of any one of the following events:

                           (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than one or more "Permitted Holders" (as defined below), is or becomes the beneficial owner (as defined in Exchange Act Rules 13d-3 and 13d-5, except that for purposes of this paragraph (i) such person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly) of more than 35% of the total voting power of the Company's "Voting Stock" (as defined below); provided, however, that there shall not be a "Change in Control" unless the Permitted Holders beneficially own, directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Company's Voting Stock than such other person, and do not have the right or ability, by voting power, contract, or otherwise, to elect or designate for election, a majority of the Board. For purposes of this paragraph (i), (A) such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner, directly or indirectly, of more than 35% of the voting power of the parent entity's Voting Stock, and the Permitted Holders beneficially own, directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the parent entity's Voting Stock than such other person, and do not have the right or ability, by voting power, contract or otherwise, to elect, or designate for election, a majority of the parent entity's board of directors, and (B) the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity held by any other parent entity, so long as the Permitted Holders beneficially own, directly or

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         indirectly, in the aggregate, a majority of the voting power of the parent entity's Voting Stock;

                           (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of a majority of the Company's directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board then in office;

                           (iii) the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, other than a transaction following which the holders of securities that represented 100% of the aggregate voting power of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, at least a majority of the aggregate voting power of the Voting Stock of the surviving person immediately after such transaction in substantially the same proportion that such holders held the aggregate voting power of the Voting Stock of the Company immediately prior to such transaction; or

                           (iv) the sale of all or substantially all of the Company's assets to another person, other than one or more Permitted Holders or an entity owned by one or more Permitted Holders.

The transactions occurring on or about the Effective Date under the Reorganization Plan shall not constitute a "Change in Control" for purposes of this Agreement.

                  (h) For purposes of this Agreement, "Permitted Holders" means Apollo Management V L.P., Capital Research and Management Company, Conseco Capital Management, Fidelity Management & Research Co. and Oaktree Capital Management LLC and any investment fund or account managed by any of the foregoing. For purposes of this Agreement, "Voting Stock" of a person means all classes of capital stock or other interests, including partnership interests, of such person then outstanding and normally entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers, or trustee thereof.

         8.       REDUCTION OF PAYMENTS IN CERTAIN CASES.

                  (a) For purposes of this Section 8, (i) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement; (iii) "Net After Tax Receipt" shall mean the "Present Value" (as defined below) of a Payment net all of federal, state and local taxes imposed on the Executive with respect thereto (including without limitation under Section 4999 of the Internal

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Revenue Code of 1986, as amended (the "Code")), determined by applying the highest marginal rates of such taxes that applied to the Executive's taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall in his sole discretion certify as likely to apply to the Executive in the relevant tax year(s); (iv) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) "Reduced Amount" shall mean the smallest aggregate amount of Agreement Payments which (A) is less than the sum of all Agreement Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Agreement Payments were any other amount less than the sum of all Agreement Payments.

                  (b) Anything in this Agreement to the contrary notwithstanding, in the event that a nationally recognized certified public accounting firm designated by the Company (the "Accounting Firm") shall determine that receipt of all Payments would subject the Executive to tax under
Section 4999 of the Code, it shall determine whether some amount of Agreement Payments would meet the definition of a "Reduced Amount." If said firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount.

                  (c) If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount), and shall advise the Company in writing of his election within ten business days of his receipt of notice. If no such election is made by the Executive within such ten-day period, the Company may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and the Executive. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Executive such Agreement Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Agreement Payments as become due to the Executive under this Agreement.

                  (d) While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or

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distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an overpayment has been made, then the Executive shall repay any such Overpayment to the Company within ten business days of his receipt of notice of such Overpayment. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (e) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 shall be borne by the Company.

         9.       NON-ASSIGNABILITY.

                  (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 9(a) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

                  (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         10.      RESTRICTIVE COVENANTS.

                  (a) COMPETITION. During the Employment Term and during the "Applicable Period" (as defined below), the Executive will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies within the meaning of Section 10(d); provided, however, that the provisions of this Section 10(a) shall not be deemed to prohibit the Executive's
(i) ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, (ii) ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of any other business, or (iii) being employed by a wireless telecommunications services provider (other than an entity or division of an entity that engages primarily in the business of acquiring or constructing towers for telecom carriers or operators) during the Applicable Period. For purposes of this Agreement, the "Applicable Period" shall mean the twenty-four
(24) month period following the termination of the Executive's employment hereunder for any reason whatsoever.

                  (b) NON-SOLICITATION. During the Employment Term and during the Applicable Period, the Executive will not directly or indirectly induce or attempt to induce any management employee of any of the Companies to leave the employ of the Companies, or in any way interfere with the relationship between any of the Companies and any employee thereof.

                  (c) NON-INTERFERENCE. During the Employment Term and during the Applicable Period, the Executive will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Companies if such action would be known by him to have a material adverse effect on the business, assets or financial condition of any of the Companies or materially interfere with the relationship between any such person or entity and any of the Companies.

                  (d) CERTAIN DEFINITIONS. (i) For purposes of this Section 10, a person or entity (including, without limitation, the Executive) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Executive) shall be deemed to be engaging in competition with one or more of the Companies, if such person or entity either
(x) engages primarily in the business of acquiring or constructing towers for telecom carriers or operators or (y) engages in any other business engaged in by the Companies at the time of termination of the Executive's employment with the Company and for which the Executive had responsibility or authority or about which business the Executive received Confidential Information, in either case in the geographic region encompassing the service areas in which any of the Companies conduct, or had an established plan to begin conducting, such businesses at the time of termination of the Executive's employment with the Company.

                           (ii)     For purposes of this Section 10, no
corporation or entity that may be deemed to be an affiliate of the Company solely by reason of its controlling, being controlled by, or being under common control with any Permitted Holder or any of their respective affiliates other than the Companies will be deemed to be an affiliate of the Company (and therefore not included in the definition of "Companies").

                  (e) CERTAIN REPRESENTATIONS OF THE EXECUTIVE. In connection with the foregoing provisions of this Section 10, the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Executive further agrees that the limitations set forth in this Section 10 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Executive in this Section 10 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

                  (f) INJUNCTIVE RELIEF. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 10 hereof would be inadequate and, therefore, agrees that the Company and any of its subsidiaries or affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach (and the Executive hereby waives any requirement that any of the Companies provide a bond or other security in connection with the issuance of any such injunction); provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries from pursuing any other rights and remedies available for any such breach or threatened breach.

         11. JOINT AND SEVERAL OBLIGATIONS. In consideration of the services to be performed by the Executive for and on behalf of Communications in the course of his employment with the Company, Communications agrees to be jointly and severally liable with the Company for all payments and benefits due to the Executive pursuant to this Agreement, other than in respect of the option to purchase Company common stock described in Section 5(a)(iv) above.

         12. BINDING EFFECT. Without limiting or diminishing the effect of the provisions affecting assignment of this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

         13. NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally,
(ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or
(iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

         14. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws.

         15. SEVERABILITY. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 10 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section 6 or 10 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 10 is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

         16. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         17. ARBITRATION. With the exception of any dispute regarding the Executive's compliance with the provisions of Sections 6 and 10 above, any dispute relating to or arising out of the provisions of this Agreement shall be decided by arbitration in Cary, North Carolina, in accordance with the Expedited Arbitration Rules of the American Arbitration Association then obtaining, unless the parties mutually agree otherwise in a writing signed by both parties. This undertaking to arbitrate shall be specifically enforceable. The decision rendered by the arbitrator will be final and judgment may be entered upon it in accordance with appropriate laws in any court having jurisdiction thereof. Each of the parties shall pay his or its own legal fees associated with such arbitration.

         18. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof including, without limitation, the Old Agreement and any other existing agreement regarding employment or compensation between or among Executive and the Company and/or Communications. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

         19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.


                                   SPECTRASITE, INC.


                                   By:  /s/ Stephen H. Clark
                                        ---------------------------------------
                                        Stephen H. Clark
                                        President and Chief Executive Officer



                                   SPECTRASITE COMMUNICATIONS, INC.


                                   By:  /s/ Stephen H. Clark
                                        ---------------------------------------
                                        Stephen H. Clark
                                        President and Chief Executive Officer



                                   /s/ Timothy G. Blitz
                                   --------------------------------------------
                                   Timothy G. Biltz